UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ASTRONOVA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On July 16, 2026, AstroNova, Inc. (the “Company”) filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated June 16, 2026, by and among the Company, Orion Merger Parent, Inc., a Delaware corporation (“Parent”), and Orion MergerCo X, Inc., a Rhode Island corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the acquisition of the Company by Parent and Merger Sub are affiliates of investment funds managed by Arcline Investment Management LP (“Arcline”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. On July 31, 2026, the Company filed a definitive Proxy Statement (the “Proxy Statement”) with the SEC in connection with the Merger Agreement.

A special meeting of the Company’s shareholders (the “Special Meeting”) will be held virtually on August 25, 2026, at 9:00 a.m. Eastern Time, to vote on the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and certain other proposals, as disclosed in the Proxy Statement.

On July 23, 2026, a purported shareholder of the Company filed a complaint captioned Taylor v. AstroNova, Inc., et al., Case No. 1:26-cv-08791, in the United States District Court for the Northern District of Illinois against the Company and the members of its Board of Directors (the “Illinois Complaint”). The Illinois Complaint alleges, among other things, that the Preliminary Proxy Statement was materially incomplete and misleading in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder because it allegedly omits or inadequately discloses certain information.

In addition, on August 4, 2026 and August 5, 2026, two purported shareholders of the Company filed complaints captioned Clark v. AstroNova, Inc., et al., Index No. 65491/2026, and Williams v. AstroNova, Inc., et al., Index No. 654600/2026, respectively, in the Supreme Court of the State of New York, County of New York, against the Company and the members of its Board of Directors (the “New York Complaints”). The New York Complaints allege, among other things, that the Proxy Statement was materially incomplete and misleading in violation of New York law because it allegedly omits or inadequately discloses certain information.

As of the date of this filing, the Company has also received several demand letters from purported shareholders of the Company in connection with the Merger (the “Demand Letters”). The Demand Letters generally allege that the Preliminary Proxy Statement and/or the Proxy Statement omitted purportedly material information that rendered it false and misleading or otherwise included disclosure deficiencies in violation of federal securities laws. The Demand Letters demand corrective disclosure to the Proxy Statement.

The Company may receive additional shareholder demand letters, and additional complaints related to the Merger may be filed in the future. The outcome of any such litigation is uncertain.

The Company believes that the allegations in the Illinois Complaint, the New York Complaints and the Demand Letters are without merit and that no additional disclosures are required under applicable law. The Company denies all allegations that either the Preliminary Proxy Statement or the Proxy Statement is materially incomplete or misleading. However, in order to eliminate any potential basis for the claims asserted, to avoid the risk that the litigation may delay or otherwise adversely affect the Merger, and to avoid the costs, burden, inconvenience, risk and uncertainty of further litigation, and without admitting any liability or wrongdoing, the Company has determined to voluntarily supplement the Proxy Statement by providing the additional information presented below. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality of any supplemental disclosures under applicable laws, and AstroNova reserves all defenses, claims and counterclaims in connection with the Complaint and the Demand Letters.

The information contained in this supplement is incorporated by reference into the Proxy Statement. All page references in this supplement are to pages of the Proxy Statement, and all terms used in this supplement, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement. The following information should be read in conjunction with the Proxy Statement, which should be read in its entirety. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement shall supersede or supplement such information in the Proxy Statement.

SUPPLEMENTAL DISCLOSURES

The disclosure on page 19 of the Proxy Statement in the section entitled “Proposal No. 1—The Merger—Background of the Merger” is hereby supplemented by amending and restating the second full paragraph on page 19 as follows (with new text underlined):

On March 12, 2026, the Company entered into a Confidentiality and Engagement Agreement with James A. Ratigan and Seabrook Partners LLC (“Seabrook”) to provide for Mr. Ratigan’s continued work on the Company’s consideration of strategic alternatives following his departure from Rockefeller. Under the terms of the Confidentiality and Engagement Agreement, neither Mr. Ratigan nor Seabrook is entitled to receive any fee, commission or other compensation from the Company, Parent, Merger Sub or Arcline, or any of their respective affiliates, in connection with, the consummation of the Merger or otherwise, other than customary reimbursement by the Company for reasonable, documented third-party expenses incurred by Mr. Ratigan or Seabrook in an aggregate amount not to exceed $10,000. References in this proxy statement to “a representative of Seabrook” or words of similar import are references to Mr. Ratigan.

The disclosure on page 19 of the Proxy Statement in the section entitled “Proposal No. 1—The Merger—Background of the Merger” is hereby supplemented by amending and restating the sixth full paragraph on page 19 as follows (with new text underlined):

As part of the evaluation of strategic alternatives, Rockefeller made affirmative outreach at the direction of the Company to, or received inbound inquiries from, 13 potential acquirors of the Company as a whole (which the Company understood to be primarily interested in its Aerospace business) and 48 potential acquirors of the Company’s Product Identification business. The outreach encompassed both strategic parties and financial sponsors. Between October 20, 2025 and May 14, 2026, the Company entered into confidentiality agreements with 30 parties, including Company A and two other parties with which the Company entered into confidentiality agreements prior to the commencement of its strategic process. In each case, the Company’s willingness to provide non-public information was conditioned on the execution of a confidentiality agreement. The confidentiality agreements generally included customary standstill provisions, and none contained a so-called “don’t ask, don’t waive” provision that prohibited a counterparty from making a confidential request or proposal to the Company to amend, modify or waive the standstill provisions or that prohibited the Company from granting any such waiver. Under the terms of the confidentiality agreements, the standstill provisions automatically terminated when the Company, Parent and Merger Sub executed the Merger Agreement. During the period of the Company’s exclusivity with Company A, such outreach and the execution of confidentiality agreements were limited to a small number of potential acquirors of the Company’s Product Identification business and were conducted with Company A’s consent.

The disclosure on page 25 of the Proxy Statement in the section entitled “Proposal No. 1—The Merger—Background of the Merger” is hereby supplemented by amending and restating the first full paragraph on page 25 as follows (with new text underlined):

On the evening of June 16, 2026, the Board held a meeting, at which members of senior management and representatives of Seabrook, Rockefeller and Foley Hoag were present. Prior to such meeting, a customary relationships disclosure letter from Rockefeller was distributed to the Board. Foley Hoag reviewed with the Board its fiduciary duties and the terms of the proposed Merger Agreement, and Rockefeller reviewed with the Board its financial analyses of the proposed Merger Consideration. Members of senior management confirmed to the Board that, prior to the execution of the Merger Agreement, no member of the Company’s management team had engaged in any discussions or negotiations with Parent, Merger Sub, Arcline or any of their respective affiliates or representatives regarding post-closing terms of employment, directorship, consulting or other service arrangements, compensation, equity rollover or other participation in the Surviving Corporation, Parent, Arcline or any of their respective affiliates. Also at the meeting, Rockefeller rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Rockefeller as set forth in its opinion, the Merger Consideration of $29.00 per share in cash to be received by the holders of Common Stock (other than Cancelled Shares) pursuant to the Merger was fair, from a financial point of view, to such holders, as more fully described under “The Merger Agreement — Opinion of Rockefeller Financial LLC”. The Board considered, among other things, Arcline’s $29.00 per share proposal as compared to Company D’s then-current $27.50 per share proposal, the terms and execution certainty reflected in the proposed Merger Agreement and related transaction documents, the status of each bidder’s due diligence, and the terms of each bidder’s financing and support arrangements. After discussion, the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to, and in the best interests of, the Company and its shareholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) directed that the Merger Agreement be submitted to a vote of the Company’s shareholders; and (iv) resolved to recommend that the Company’s shareholders vote to approve the Merger Agreement, in each case in accordance with the RIBCA.

The disclosure on pages 30 and 31 of the Proxy Statement in the section entitled “Proposal No. 1—The Merger—Opinion of Rockefeller Financial LLC—Historical Stock Trading Analysis” is hereby supplemented by amending and restating the last paragraph beginning on page 30 as follows (with new text underlined):

Rockefeller analyzed the Merger Consideration of $29.00 per share of Common Stock to be paid to holders of shares of Common Stock pursuant to the Merger Agreement in relation to:

•

the closing price per share of Common Stock on April 6, 2026, the trading day prior to the issuance of AstroNova’s press release announcing that the Board had initiated a review of strategic alternatives, of $9.40;

•	the volume weighted average price (“VWAP”) per share of Common Stock for the 90-trading-day period ended April 6, 2026 of $8.74;

•	the closing price per share of Common Stock on June 8, 2026, a date proximate to the date of the Merger Agreement, of $15.68;

•	the highest closing price per share of Common Stock during the 52-week period ended April 6, 2026 of $12.47; and

•	the lowest closing price per share of Common Stock during the 52-week period ended April 6, 2026 of $7.01.

Rockefeller’s analysis observed that the price per share of Common Stock to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement represented:

•	a premium of 208.5% based on the closing price per share of Common Stock on April 6, 2026;

•	a premium of 231.9% based on the VWAP per share of Common Stock for the 90-trading-day period ended April 6, 2026; and

•	a premium of 84.9% based on the closing price per share of Common Stock on June 8, 2026.

The disclosure on page 33 of the Proxy Statement is hereby supplemented by amending and restating the first and second paragraphs under “Summary of Rockefeller Financial Analysis—Selected Public Company Analysis—Total Implied Value of AstroNova” as follows (with new text underlined):

To determine the equity value range per share of Common Stock based on the foregoing analyses, Rockefeller added the foregoing implied EV ranges for each of the Aerospace Segment and the Product Identification Segment to the range of net present values for the Corporate Expenses (such net present value range being calculated in the same manner as described with respect to Rockefeller’s discounted cash flow analysis below) to calculate an implied EV range for AstroNova as a whole. From those totals, Rockefeller then subtracted AstroNova’s total debt of approximately $35.9 million and added cash of approximately $4.7 million, in each case as set forth in the Forecasts for the first quarter of fiscal year 2027, to calculate an implied equity value range for AstroNova.

Rockefeller divided the result of the foregoing calculations by the estimated number of fully diluted outstanding shares of Common Stock of approximately 8.3 million, determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money Stock Options, RSUs and PSUs, as of July 31, 2026, based on the Internal Data, resulting in an implied equity value range per share of Common Stock of approximately $14.93 to $21.92. Based on the Internal Data and as directed by AstroNova’s management, such estimated diluted outstanding shares of Common Stock reflected no outstanding RSAs or SSPAs. Rockefeller then compared this equity value range per share of Common Stock to the Merger Consideration per share of Common Stock of $29.00.

The disclosure on page 36 of the Proxy Statement is hereby supplemented by amending and restating the first and second paragraphs under “Summary of Rockefeller Financial Analysis—Selected Precedent Transactions Analysis—Total Implied Value of AstroNova” as follows (with new text underlined):

To determine the equity value range per share of Common Stock based on the foregoing analyses, Rockefeller added the foregoing implied EV ranges for each of the Aerospace Segment and the Product Identification Segment to the range of net present values for the Corporate Expenses (such net present value range being calculated in the same manner as described with respect to Rockefeller’s discounted cash flow analysis below) to calculate an implied EV range for AstroNova as a whole. From those totals, Rockefeller then subtracted AstroNova’s total debt of approximately $35.9 million and added cash of approximately $4.7 million, in each case as set forth in the Forecasts for the first quarter of fiscal year 2027, to calculate an implied equity value range for AstroNova.

Rockefeller divided the result of the foregoing calculations by the estimated number of fully diluted outstanding shares of Common Stock of approximately 8.3 million, determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money Stock Options, RSUs and PSUs, as of July 31, 2026, based on the Internal Data, resulting in an implied equity value range per share of Common Stock of approximately $17.26 to $30.55. Rockefeller then compared this equity value range per share of Common Stock to the Merger Consideration per share of Common Stock of $29.00.

The disclosure on page 37 of the Proxy Statement is hereby supplemented by amending and restating the last paragraph under “Summary of Rockefeller Financial Analysis— Discounted Cash Flow Analysis” as follows (with new text underlined):

In performing this analysis, Rockefeller added the foregoing implied EV ranges for the Aerospace Segment and the Product Identification Segment and the net present value range for the Corporate Expenses to calculate an implied EV range for AstroNova as a whole. From those totals, Rockefeller then subtracted AstroNova’s total debt of approximately $35.9 million and added cash of approximately $4.7 million, in each case as set forth in the Forecasts for the first quarter of fiscal year 2027, to calculate an implied equity value range for AstroNova. Rockefeller then divided the result of the foregoing calculations by the estimated number of fully diluted outstanding shares of Common Stock of approximately 8.3 million, determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money Stock Options, RSUs and PSUs, as of July 31, 2026, based on the Internal Data, resulting in an implied equity value range per share of Common Stock of approximately $16.34 to $26.19. Rockefeller then compared this equity value range per share of Common Stock to the Merger Consideration per share of Common Stock of $29.00.

The disclosure on page 41 of the Proxy Statement in the section entitled “Proposal No. 1—The Merger—Projected Financial Information” is hereby supplemented by inserting the following text immediately following the table setting forth Corporate Expense segment unlevered free cash flow on page 41 (with new text underlined):

Estimated after-tax unlevered free cash flow for the Aerospace segment and Product Identification segment were derived using estimated effective tax rates provided by management and were as follows:

	Fiscal year ended January 31, (in millions)
	2027E	2028E	2029E	2030E	2031E
Aerospace segment after-tax unlevered free cash flow	$12.6	$13.3	$14.5	$16.0	$17.2
Product Identification segment after-tax unlevered free cash flow	$6.1	$5.9	$15.4	$12.5	$13.4

Estimated unlevered free cash flow for the Corporate Expense segment is an after-tax figure because estimated unlevered cash taxes for the Corporate Expense segment are zero.

Forward-Looking Statements

This supplement contains “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the proposed Merger, the expected timing of the completion of the Merger and the satisfaction of the conditions to the completion of the Merger. These statements are based on the Company’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including: the failure to obtain the approval of the Company’s shareholders; the possibility that a governmental entity may nonetheless seek to challenge or impose conditions on the Merger; the failure to satisfy other conditions to the completion of the Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally; risks that the Merger disrupts current plans and operations; potential litigation relating to the Merger; and the other risks described in the Company’s filings with the SEC, including the Proxy Statement and the Company’s most recent Annual Report on Form 10-K (as amended) and subsequent Quarterly Reports on Form 10-Q. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed Merger, the Company has filed and will file relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including the Proxy Statement, relating to the Special Meeting. The Company has provided the Proxy Statement to its shareholders. This supplement is not a substitute for the Proxy Statement or any other document that the Company has filed or may file with the SEC in connection with the proposed Merger. ASTRONOVA URGES YOU TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ASTRONOVA, ARCLINE, THE MERGER AND RELATED MATTERS. You are able to obtain a free copy of the Proxy Statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at https://www.sec.gov. You are also able to obtain a free copy of the Proxy Statement and other documents (when available) filed by the Company with the SEC by accessing the investor relations section of the Company’s website at https://investors.astronovainc.com/investors/financial-reports/sec-filings/default.aspx or by contacting the Company’s investor relations using the form found on the Company’s website at https://investors.astronovainc.com/investors/resources/contact-ir/default.aspx.

Participants in the Solicitation

The Company and its directors and executive officers, and certain other members of the Company’s management and employees, may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Merger.

Information regarding the Company’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth (i) in Amendment No. 1 to the Company’s Annual Report on Form 10-K, which was filed with the SEC on June 1, 2026, including under the headings “Part III—Directors, Executive Officers and Corporate Governance ,” “Part III—Executive Compensation,” “Part III— Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Part III— Certain Relationships, Related Transactions and Director Independence,” which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000008146/000119312526251606/d154617d10ka.htm, (ii) in the Proxy Statement, including under the headings “Proposal No. 1—The Merger—Interests of Directors and Executive Officers in the Merger,” “Proposal No. 2—Advisory (non-binding) Vote on Merger-related Executive Compensation,” and “Certain Beneficial Owners of Common Stock—Security Ownership of Directors and Officers,” which is available at https://www.sec.gov/Archives/edgar/data/8146/000119312526326441/d140981ddefm14a.htm, and (iii) to the extent holdings of the Company’s securities by its directors or executive officers change after the date hereof, such changes will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC, which are available at https://www.sec.gov/edgar/browse/?CIK=0000008146&owner=only.

Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are or will be contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents through the website maintained by the SEC at https://www.sec.gov.